[Grant Date]

[Participant Name]

Dear [Participant Name]:
I am very pleased to announce that, effective [Grant Date] (“Grant Date”), the Board of Directors of Universal Technical Institute, Inc. (“Company”) has granted you restricted stock units for [Number of Shares Granted] shares of the Company’s common stock under Article 10.2 of the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan, as amended (“Plan”). This letter serves as the Restricted Stock Unit Agreement (“Agreement”) between the Company and you (“Grantee”).
RECITALS
A.    The Company has adopted the Plan to provide incentives to attract and retain those individuals whose services are considered valuable by providing them an opportunity to own stock in the Company.
B.    The Company believes that entering into this Agreement with you is consistent with those purposes. Any capitalized term not defined in this Agreement is defined in the Plan.
NOW, THEREFORE, the Company and you agree as follows:
AGREEMENT
1.GRANT OF RESTRICTED STOCK UNITS. Subject to the terms of this Agreement and the Plan, the Company grants to you [Number of Shares Granted] restricted stock units (“Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock (“Stock”), subject to any adjustments pursuant to Section 5.A or 6 of this Agreement or Article 14 of the Plan and subject to the restrictions and conditions of this Agreement and the Plan.
2.YOUR RIGHTS AS A GRANT RECIPIENT. The Restricted Stock Units granted pursuant to this award do not and shall not entitle Grantee to any rights of a holder of Stock of the Company. Grantee shall have no voting rights, dividend rights or other stockholder rights until such time as the Restricted Stock Units are paid out in Stock pursuant to Section 5 hereof, and no dividend equivalents will accrue on the Restricted Stock Units. The rights of Grantee with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Section 4 hereof. The Restricted Stock Units and your rights and obligations relating to them shall at all times be subject to the provisions of the Plan as in effect from time to time. The Plan is a part of this Agreement.
3.TRANSFER RESTRICTIONS. No Restricted Stock Units granted under this award may be sold, transferred, pledged, assigned, encumbered or otherwise alienated, hypothecated or disposed of, other than by will or by the laws of descent and distribution. Any attempted sale, transfer, pledge, assignment, exchange, alienation hypothecation or disposition of any Restricted Stock Units in violation of this Agreement will be invalid. In the event of Grantee’s death, any Stock distributable in settlement of vested Restricted Stock Units will be delivered, at the time specified in Section 5 of this Agreement, to Grantee’s beneficiary in accordance with, and subject to, the terms and conditions hereof and of the Plan.
4.CONTINUOUS EMPLOYMENT REQUIREMENT AND VESTING.
A.Continuous Employment Requirement. Except as provided in Section 4.B of this Agreement or as determined by the Committee pursuant to the Plan, the Grantee must remain in the continuous employ of or service to the Company (or a Subsidiary) throughout the entire period from the Grant Date through each Vesting Date (as defined below), or Grantee will forfeit any unvested Restricted Stock Units and any Stock underlying such Restricted Stock Units. The Grantee’s continuous employment of or service to the Company (or a Subsidiary) will not be deemed to have been interrupted by reason of a transfer of Grantee’s employment between the Company and a Subsidiary or an approved leave of absence.
B.Vesting Schedule. Subject to the terms and conditions of this Agreement, including the requirements of Section 4.A, [____%] of the Restricted Stock Units shall vest on each anniversary of the Grant Date, beginning with the one-year anniversary of the Grant Date (each anniversary, a “Vesting Date”).
Notwithstanding the foregoing: (I) all Restricted Stock Units shall vest upon (i) Grantee’s death, (ii) Grantee’s Disability, or (iii) if, within one year following a Change of Control, Grantee’s employment with, or service to, the Company is terminated without Cause or Grantee terminates Grantee’s employment or service for Good Reason; and (II) if Grantee experiences a qualifying Retirement (as defined below), then any portion of the Restricted Stock Units that are scheduled to vest within twelve (12) months following such Retirement shall continue to vest in accordance with their terms as if Grantee were still employed, notwithstanding any continuous employment or service requirements applicable generally under the Plan or this Agreement, subject to Grantee’s continued compliance with the covenants set forth in Sections 12 (Covenant Not to Compete) and 13 (Confidential Information) of Grantee’s Employment Agreement (as defined below), and subject to Grantee having signed and not revoked the release described in Section 11 (Release) of the Employment Agreement during the sixty (60) day period following such Retirement. If Grantee’s employment with, or service to, the Company is terminated for any reason other than the reasons set forth in the preceding sentence, then all Restricted Stock Units that are at that time unvested shall be forfeited as provided in Section 10.2(c) of the Plan.
If Grantee experiences a qualifying Retirement as contemplated by the preceding paragraph and defined below, then any portion of the Restricted Stock Units that are scheduled to vest after the twelve (12) month period following Grantee’s Retirement date shall immediately be forfeited upon such Retirement. In addition, if Grantee fails to comply with any provision of Sections 12 and 13 of the Employment Agreement following a Retirement, then all unvested Restricted Stock Units will be forfeited and any Restricted Stock Units that vested following the Retirement in accordance with clause II of the preceding paragraph shall be subject to disgorgement under Section 12 of the Employment Agreement.
“Cause” shall have the definition set forth in the Plan and shall additionally include your willful and/or gross misconduct that results in significant harm to the Company or its operations, properties, reputation, goodwill or business relationships as determined by the Company in its sole reasonable discretion.
A qualifying “Retirement” for purposes of this Agreement shall mean any termination of Grantee’s employment with or service to the Company that qualifies as a Retirement under Section 7(b)(i) of the Employment Agreement (for the avoidance of doubt, including and subject to the exceptions described in clauses (A)-(C) of Section 7(b)(i) of the Employment Agreement).
“Employment Agreement” means the employment agreement, effective as of April 8, 2014, between Grantee and the Company.
5.PAYOUT OF VESTED RESTRICTED STOCK UNITS.
A.Form of Payment. Vested Restricted Stock Units will be paid only in the form of Stock. Fractional shares of Stock shall not be issuable hereunder. Unless otherwise determined by the Committee, if the number of shares that would vest pursuant to Section 4.B would result in a fractional share for a Vesting Date, then the number of shares vested at that Vesting Date shall be rounded up to the nearest whole share; provided, however, that the number of shares to vest as of the last Vesting Date shall be rounded down to such number that will result in the total number of shares vesting equaling the total number of Restricted Stock Units set forth in Section 1. Fractional shares that result from tax withholding pursuant to Section 6 shall be governed by that Section.

B.Timing of Payment. Unvested Restricted Stock Units shall be reflected in a bookkeeping entry form maintained by the Company. No shares of Stock shall be issued to Grantee prior to the date(s) on which the Restricted Stock Units vest in accordance with Section 4. Promptly after any Restricted Stock Units vest pursuant to Section 4, and in no event later than 2 ½ months after the end of the calendar year in which such Restricted Stock Units vest, the Company shall cause to be issued and distributed, in book-entry form, shares of Stock in payment of such Restricted Stock Units to Grantee (or, if the Grantee is deceased, to Grantee’s beneficiary designated as permitted by the Plan); provided, however, that if the Restricted Stock Units are characterized as deferred compensation for purposes of Section 409A of the Code, payment of the Restricted Stock Units will be made in a manner that complies with Section 409A.
6.FEDERAL AND STATE TAXES. You may incur certain liabilities for federal, state or local taxes in connection with the grant, vesting or payment of the Restricted Stock Units hereunder, or in connection with being or becoming eligible for Retirement, and the Company may be required by law to withhold such taxes. You hereby agree that (i) the Company may withhold all applicable taxes (including any FICA taxes) that accrue in connection with being or becoming eligible for Retirement from your regular wages or salary, or may require you to deliver a cash payment for any shortfall in such withholdings, by the applicable withholding date; and (ii) the Company will withhold all applicable taxes at the time of vesting or payment of the Restricted Stock Units by reducing the number of shares issued to you by that number of shares having an aggregate Fair Market Value which is necessary to satisfy the tax obligation arising from the vesting or payment of the shares; provided, however, that you will be liable for any deficiency. If the number of shares issuable to you following satisfaction of the tax obligation (as described in the foregoing sentence) includes any fractional shares, you agree that the Company may issue to you a cash payment in lieu of such fractional share. The Company or a Subsidiary may, in the discretion of the Committee, provide for or require alternative arrangements to satisfy applicable tax withholding requirements.
7.ADJUSTMENT OF SHARES. In the event of a change in the Company’s capital structure, Article 14 of the Plan shall govern any adjustment to the number of Restricted Stock Units awarded to you pursuant to this Agreement.
8.SECTION 409A. Notwithstanding Section 5 hereof, in the event that Grantee is entitled to receive shares of Stock as a result of the application of clause (I)(iii) of Section 4.B hereof due to a termination of employment following a Change of Control, and is a “specified employee” (within the meaning of Section 409A of the Code) at the time of such termination of employment, Grantee will not be entitled to receive any such shares of Stock before the date which is 6 months after his separation from service (as such term is defined for purposes of Section 409A of the Code), unless the receipt of such shares prior to such date is permitted under Section 409A, including pursuant to the application of section 1.409A-1(b)(9)(iii) of the Treasury Regulations.
9.COMPLIANCE WITH LAWS; RESTRICTIONS ON AWARD AND STOCK. Notwithstanding any other provision in the Plan or this Agreement to the contrary, the Company shall not be obligated to issue or deliver any Stock hereunder, unless and until the Board has determined, with the advice of counsel, that the issuance and delivery of such Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock delivered hereunder is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein and in the Plan, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
10.AMENDMENT OF PLAN and this AGREEMENT. The Plan may be terminated, amended or modified from time to time as provided therein. Except as otherwise provided in the Plan, including without limitation, the provisions of Article 14, no termination, amendment or modification of the Plan after the Grant Date will adversely affect in any material way the Restricted Stock Units awarded under this Agreement without the Grantee’s written consent.

11.GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Arizona, without regard to conflicts-of-laws principles that would require the application of any other law.
12.SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
13.ELECTRONIC DELIVERY.  The Company may, in its sole discretion, decide to deliver any documents related to grants awarded under the Plan or future grants that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.ENTIRE AGREEMENT. This Agreement constitutes the entire, final, and complete agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, understandings, negotiations, representations, and commitments, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither party hereto shall be bound by or liable for any statement, representation, promise, inducement, commitment or understanding of any kind whatsoever not expressly set forth in this Agreement.
[Signatures Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and you have signed this Agreement, in each case as of the day and year first written above. By your acknowledgement below, you accept and agree to abide by the terms of this Agreement and you further agree to be bound by and to comply with all terms and conditions of the Plan. By your signature below, you acknowledge that you have received a copy of the Plan, and understand that you may receive a copy of the Plan as amended and in effect at any time by requesting a copy from the Company’s Secretary. Please acknowledge that you received this agreement by accepting through electronic submission.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:

I, [Participant Name], hereby acknowledge receipt of the foregoing award as of [Grant Date].

Signature: _________________________________________